Exhibit 99.2

FEDERICO PIGNATELLI

August 6, 2014

BY ELECTRONIC MAIL

Biolase, Inc. Board of Directors

4 Cromwell

Irvine, California 92618

Attn.:	Paul N. Clark, Chairman of the Board
Michael Carroll, Secretary of the Corporation

Re:	Resignation as Director and Withdrawal of Nomination

Gentlemen:

This letter shall constitute my resignation, effective at 11:59 pm Pacific Time, as a Director of Biolase, Inc. (“BIOLASE”). Further, I immediately withdraw my name for consideration for election as a Director of BIOLASE at the currently scheduled Annual Meeting of Stockholders and hereby advise BIOLASE that, if elected as a member of the management slate, I do not intend to serve.

As you are aware, I have served as a Director of BIOLASE for the past 23 years. My decision to resign has not been an easy one as I have deep emotional and financial roots with BIOLASE and the utmost respect for its employees and long-standing stockholders, who have shown great confidence and faith in BIOLASE and its former leadership. My decision to resign follows a protracted campaign by a majority of this Board, controlled by and acting under the direction of Oracle Partners (Oracle) (BIOLASE’s largest stockholder) and Larry N. Feinberg (Oracle’s Managing Partner), to disenfranchise me and Dr. Nemoy, the only other directors independent of Oracle, through a series of calculated actions designed to isolate us, remove our power and effectively prevent us from participating in the BIOLASE corporate governance process.

The Board’s actions included, but were not limited to:

•	The adoption of improper bylaw amendments that (a) provide for a Delaware exclusive forum selection clause; and (b) provide for fee-shifting relating to claims brought by or on behalf of any current or former Director, each of which has the effect of entrenching the Oracle-controlled Directors and disenfranchising stockholders by quieting any voice of opposition;

•

Summarily rejecting a proposed slate of Directors nominated through me for election at the upcoming annual meeting of stockholders because it claims that I – who have owned over a million shares of BIOLASE common stock for years – was not qualified to nominate a slate, based upon a “technical requirement,”[1] thus depriving BIOLASE’s stockholders of any opportunity to express their voice on who will lead BIOLASE going forward (and rather than waive this technicality, which would have been appropriate, the Oracle-controlled Board instead chose to spend substantially large sums of BIOLASE’s cash on the fees of extremely expensive large law firms to ensure stockholders did not have a say in this matter);

•	Consummating a private placement financing “under cover of dark” to Oracle and Oracle supporters on the eve of the record date for the annual meeting at a depressed market price, following apparent actions by Oracle to depress the public market price of BIOLASE’s shares. This placed an additional 6.25 million shares (approximately 16% of previously outstanding shares) in Oracle-controlled hands that can be voted to support and further entrench the Board chosen by Oracle;

•	Repeatedly scheduling meetings of the Board on weekends and during evening hours, on minimal advance notice to Dr. Norman Nemoy and me, the only Directors independent of Oracle;

•	Failing to provide Dr. Nemoy or me with adequate opportunity to review materials in advance of a vote on the related proposal, including most recently, providing a document more than 130 pages in length a mere 11 minutes before the Board meeting was convened at which a vote on the related proposal was held;

•	Refusing to provide salient information, properly requested by Dr. Nemoy or me, and affirmatively directing members of management present at Board meetings not to respond to reasonable and relevant factual inquiries made by Dr. Nemoy or me;

•	The establishment of an Executive Committee of the Board, comprised solely of the Oracle-controlled Directors, to disenfranchise the only Directors independent of Oracle and exclude them from normal corporate governance and the decision-making process, and to permit future decisions to be made without any input from Board members not controlled by Oracle;

•	Rewarding Oracle-chosen management, particularly interim CEO Jeffrey Nugent, with excessive compensation packages that are unrelated to performance or BIOLASE’s financial results (recall that during my tenure as CEO, I was paid $1 per year and periodically was granted stock options issued at the market price on the date of grant – thus, I would only benefit if stockholder value were enhanced under my leadership); and

[1]	The Oracle-controlled Board has effectively claimed that I had no rights as a stockholder of BIOLASE due to the manner in which the ownership of my shares was recorded. The Board has asserted this position despite the fact that BIOLASE currently acknowledges my stockholder status in its SEC filings (and has done so for more than 20 years) and has regularly issued shares to me upon my exercise of stock options, the proceeds of which were utilized to fund BIOLASE’s working capital requirements.

•	Approving golden parachutes for new members of management, further entrenching them and burdening BIOLASE with contingent liabilities unrelated to performance and the enhancement of stockholder value, adverse to stockholder interests (recall that during my tenure as CEO, substantially all employees had at-will arrangements; we did not burden BIOLASE with special arrangements for management at the expense of all stockholders).

Above and beyond the entrenchment initiatives by the Oracle-controlled Board highlighted above are the following issues that are of paramount concern to me, each of which will potentially cause real and irreparable harm to BIOLASE and each of which has been inadequately addressed by the Board:

•	The precipitous exodus of BIOLASE employees since the lawsuit filed by Oracle and its interference in the company’s business with the appointment of Jeffrey Nugent as the interim chief executive officer to succeed me; and

•	Business retention and exploitation of revenue opportunities, particularly in light of a current BIOLASE leadership team that has limited experience in BIOLASE’s core business area and a business strategy that is clouded at best.

I am deeply committed to preserving the BIOLASE business franchise and enhancing stockholder value. BIOLASE has an extensive and exceptional portfolio of current and potential product offerings, technologies and intellectual property, most of which were developed under my leadership. If properly exploited, these products will radically change the way surgery is performed in many fields of medicine and in dentistry, substantially enhancing BIOLASE stockholder value. In fact, I strongly believe that the most revolutionary technologies among these new offerings, which consist of valuable company trade secrets, have been secretly revealed to affiliates of Oracle by certain members of the Board and management to the exclusion of others in the market, which is what piqued Oracle’s interest in raiding BIOLASE in the first instance.

Rest assured, I remain fully committed to my fellow BIOLASE stockholders to preserve and protect our proprietary and commercial interests and ensure that stockholder value is maximized. In just over a month, the Oracle-controlled Directors have reduced BIOLASE’s corporate governance from a stockholder democracy to an Oracle dictatorship, muting any voices of independence and without regard to stockholder value and the fundamental BIOLASE business franchise. I will not passively stand by and allow this to advance – as a stockholder of BIOLASE I will insist upon the full accountability of those at the helm.

Please be advised that this letter shall be deemed to be a written correspondence concerning the circumstances surrounding my resignation and refusal to stand for reelection for the purposes of Item 5.02(a)(2) of Form 8-K.

Respectfully submitted,

/s/ Federico Pignatelli
Federico Pignatelli